EcoloCap Signs Non-Binding Letter of Intent with GFE Global for M-Fuel NPU’s and Additive to Operate and Distribute in Central America

Definitive documents to be signed by July 25th.

GFE to initially target Costa Rica, Nicaragua and Panama, with an immediate order of one NPU 60, and a minimum purchase commitment of an additional 4 NPU 60s for the first year, then to extend to other Latin America countries.

Barrington, IL, July 18, 2012-- EcoloCap Solutions Inc. (OTCBB-ECOS), a technology company focused on utilizing advanced nanotechnology to design, develop, manufacture and sell alternative energy products, is please to announce that it has signed an non-binding letter of intent with GFE Global Inc. (www.gfeglobal.com) to operate and distribute its diesel/water emulsion (M-Fuel) production NPUs as well as its proprietary additive. The products will be sold in certain Central American countries as a first step, and then extend to other areas based on established penetration targets. Each NPU-60, with a production capacity of 60 metric tons of M-Fuel/day (18,000 gallons), sells for $850,000 and each of these NPUs consume $4,500 a day of additive when in full production.

The Non-Binding Letter of Intent is subject to further discussion and the execution of a definitive binding document.  We plan to sign the definitive agreements by July 25, 2012.

Michael Siegel, President and CEO of EcoloCap, stated: “Central America is a prime target for our technology for two reasons: The high cost of fuel in the area and government environmental regulations for heavy oil users to reduce harmful emissions. Independent tests demonstrate that our M-Fuel technology will reduce the consumption of diesel and other heavy oil by up to 30% and further reduce particulate emissions by over 90%, and NOx by 60%.”

Joseph J Black, COO of GFE Global Inc., added: “All Latin American counties with the exception of Venezuela and possibly Brazil are petro fuel NET importers. Many have no oil resources whatsoever. The cost of diesel fuel is well over $4 a gallon in most of these countries and over $5 a gallon in several. We will start introducing the EcoloCap technology in Costa Rica because of their high priced fuel and the government’s goal for the country to be carbon neutral by 2021, Costa Rica being true to their reputation as an eco-oriented country. We then plan to expand to Panama and other Latin American countries.

“Our company has been and is currently focused on delivering EcoloCap technology to the Latin America market. For the past 5 years GFE Global and its subsidiaries have been performing intensive R&D in this emerging market. We also discovered EcoloCap and its biodiesel refining and M-Fuel technology. The interest in the technology is high and the willingness to test and use the product is in place. We have already identified sales of over 500,000 gallons of M-Fuel per day in Costa Rica alone.”

“We have several LOI‘s with large customers. GFE Global has a customer base in Costa Rica alone that could absorb 20 to 30 NPU-60’s over the next two years. We also have strong, established relationships in Panama, Nicaragua, and several South America countries, as well as, the Bahamas.”

M-Fuel is a post refinery fuel technology that processes hydrocarbon-based, heavy oils (kerosene, diesel and bunker) in proprietary patented equipment to generate a fuel/H2O emulsion, the M-Fuel. Independent testing has demonstrated large reduction in emissions (NOx and Partb), reduction in fuel cost, maintenance and downtime, as well as in fuel consumption. M-Fuel works with existing diesel, turbines and furnaces without any modifications.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) is focused on technologies that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products. http://www.ecolocap.com

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com